Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is made as of the 13th day of August, 2004 (the "Effective Date"), by and between OWINGS CHASE ASSOCIATES LIMITED PARTNERSHIP, a Maryland limited partnership (the "Owings Seller") and PRESCOTT SQUARE APARTMENTS LIMITED PARTNERSHIP, a Maryland limited partnership (the "Prescott Seller"), (the Owings Seller and the Prescott Seller are collectively referred to herein as the "Seller"), both with an address of c/o Sawyer Property Management of Maryland, LLC, 75 Second Avenue, Suite 200, Needham, Massachusetts 02494 ("Seller"), and AMERICAN HOUSING PROPERTIES, L.P., a Delaware limited partnership with an address of 222 Smallwood Village Center, St. Charles, Maryland 20602, or its permitted assignee ("Buyer").

RECITALS

WHEREAS, the Owings Seller is the sole owner, in fee simple, of certain real property and improvements containing 234 residential apartment units and known as the Owings Chase Apartments located at 4607 Old Court Road, Pikesville, Baltimore County, Maryland (the "Owings Chase Property"), and Prescott Seller is the sole owner, in fee simple, of certain land (the "Land") and improvements (the "Improvements") containing 73 residential apartment units and known as the Prescott Square Apartments located at 4404 Old Court Road Unit L, Pikesville, Baltimore County, Maryland (the "Prescott Square Property"), a legal description of both properties is set forth on Exhibit A attached hereto and made a part hereof, together with all of the improvements, rights, privileges and easements, personal property, building systems and equipment, on, appurtenant to, attached to, installed or used in connection with the ownership, management, maintenance, repair or operation of the said property or its grounds or amenities as more specifically described herein (all of the foregoing being collectively referred to as the "Property"); and

WHEREAS, Buyer has agreed to purchase and Seller has agreed to sell the Property upon the terms and conditions hereinafter set forth; and

WHEREAS, in consideration of the foregoing, the parties have agreed to enter into this Purchase and Sale Agreement setting forth the terms and conditions upon which Seller will sell to Buyer and Buyer will purchase from Seller the Property.

NOW, THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement of Purchase and Sale. Seller hereby agrees to sell and convey to Buyer the Property, and Buyer hereby agrees to purchase the Property from Seller, at the purchase price and upon the terms and conditions hereinafter set forth.

2. Definitions. As used in this Agreement with initial capital letters, the following terms, in each instance, shall have the meaning ascribed thereto:

(a) "Environmental Law" shall mean and refer to any Federal, state, county or municipal environmental, health, chemical use, safety or sanitation law, statute, ordinance or code relating to the protection of the environment, and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Materials, and the rules, regulations and orders promulgated and/or issued thereunder;

(b) "Existing Lender" shall mean and refer to Arbor Commercial Mortgage, LLC, a ______________ limited liability company (formerly known as Arbor National Commercial Mortgage, LLC);

(c) "Existing Loan" shall mean collectively (i) that Fannie May Loan No. 987538 held by Arbor National Commercial Mortgage, LLC secured by a first lien Deed of Trust on the Owings Chase Property having an approximate principal balance of $8,939,782.90 as of April 1, 2004 ; and (ii) that Fannie May Loan No. 001976 held by Arbor National Commercial Mortgage, LLC secured by a first lien Deed of Trust on the Prescott Square Property having an approximate principal balance of $2,621,908.43 as of April 1, 2004;

(d) "Existing Loan Documents" shall mean and refer to the Note, the Deed of Trust, and all other Loan Documents entered into by the Owings Seller and the Prescott Seller, respectively, with respect to the Existing Loan;

(e) "Hazardous Materials" shall mean and refer to any hazardous substances described or defined in (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; (ii) the Hazardous Materials Transportation Act, as amended; (iii) the Resource Conservation and Recovery Act, as amended; (iv) the Toxic Substances Control Act, as amended; and (v) any applicable Maryland Environmental Laws, and the regulations promulgated thereunder, in each case, as of the Effective Date;

3. TRANSFER.

The transfer, exchange, conveyance and acquisition of the Property shall, in addition to the Property, include any and all of Seller's right, title and interest in and to the following:

    all furniture, furnishings, equipment, machinery and other tangible personal property and fixtures of every kind and description owned by Seller, located at and used in connection with the Property (in each instance, the "Personal Property") further described on the Personal Property Inventory attached hereto as Exhibit B and made a part hereof;

(b) all present and subsequent leases with tenants, and/or other occupancy agreements, together with all pending applications for tenancy (in each instance, the "Leases"). The Leases are described in the Rent Roll (the "Rent Roll") attached as Exhibit C hereto.

(c) to the extent they are assignable, all service and maintenance contracts, and equipment leases, used or useful in connection with the Property, and which are not to be terminated under this Agreement (in each instance, the "Service Contracts"), including, without limitation, natural gas purchase contracts, communication and other equipment leases (the "Equipment Leases"), coin-operated laundry concession leases, and pending purchase orders, all of which are listed on Exhibit D but specifically excluding any property management or leasing agreements.

(d) all of Seller's right, title and interest in and to site and as-built plans, surveys, soil and substrata studies, architectural renderings, plans and specifications, engineering plans and studies, floor plans, landscape plans and other plans, diagrams or studies of any kind, if any, now in the possession of Seller which relate to the Land, the Improvements or the Personal Property.

(e) to the extent assignable by their respective terms from Seller to Buyer, each now existing and outstanding guaranty, bond and warranty concerning the Land or the Improvements located thereon or the Personal Property, including, but not limited to, any and all warranties, if any, in effect, arising out of, made, given or issued, whether express or implied, in conjunction with any and all contracts (herein referred to as the "Construction Contracts"), between Seller (or any predecessors in title of Seller) and any third party relative to the construction, operation and/or maintenance of the Improvements on the Land or related to the Personal Property, or otherwise arising out of, made, given or issued by any such third party under each of the Construction Contracts (or by a subcontractor performing any of the work which inures to the benefit of Seller), all in conjunction with the construction, operation and/or maintenance of the Improvements made pursuant to the Construction Contracts, or arising out of, made, given or issued, by manufacturers or suppliers, in conjunction with the Improvements or the Personal Property, together with all claims in contract or quasi-contract and any similar chose-in-action arising out of or resulting therefrom; the Warranties shall include, without limitation, any roofing, air conditioning, heating, elevator or other bond or warranty relating to construction of the Improvements, subject to any applicable express limitations contained in each such bond or warranty (collectively, "Warranties").

4. PURCHASE PRICE.

(a) The purchase price ("Purchase Price") payable by Buyer for the Property subject to adjustments at Closing is Seventeen Million Five Hundred Thousand and 00/100 Dollars ($17,500,000.00). The allocation of the Purchase Price between the Owings Chase Property and the Prescott Square Property and between realty and personalty shall be agreed upon by Buyer and Seller during the Due Diligence Period (as hereinafter defined).

(1) As of the Effective Date, Buyer has delivered to Stephen H. Scott of Chapman, Bowling & Scott in La Plata, Maryland as agent for Commonwealth Land Title Insurance Company (the "Escrow Agent") a deposit in the amount of Two Hundred Thousand Dollars ($200,000) which deposit may be in the form of a collateralized irrevocable Letter of Credit in form and substance reasonably satisfactory to Buyer and Seller (the "Initial Deposit"). The Initial Deposit shall be nonrefundable upon the expiration of the Due Diligence Period, subject to the terms set forth herein;

(2) On the date Existing Lender approves Buyer's assumption of the Existing Loan, if Buyer elects to extend the Closing Date for an additional thirty (30) days, Buyer shall deliver an additional deposit in the amount of Fifty Thousand Dollars ($50,000) to the Escrow Agent (the "Extension Deposit"). The Extension Deposit shall be nonrefundable, subject to the terms set forth herein.

(3) At Closing, Buyer shall receive a credit from Seller in the amount of the aggregate of the outstanding balances of all of the Deposits (as defined below). The balance of the Purchase Price, after adjustments for the foregoing credits and after any and all other prorations and adjustments provided for in this Agreement, shall be paid by Buyer by wire transfer of immediately available funds to accounts designated by Seller.

(b) The term "Deposits" as used in this Agreement shall collectively mean and refer to the Initial Deposit, the Extension Deposit and any other deposits that may be paid hereunder, together with any interest earned thereon.

(c) All Deposits shall be held in escrow by the Escrow Agent pursuant to the terms of a Deposit Escrow Agreement mutually acceptable to Buyer, Seller and the Escrow Agent.

5. CLOSING COSTS.

Buyer shall pay its attorneys' fees, the costs of obtaining a binder or commitment from a title insurance company, the premium for its title insurance policy, the costs for obtaining or updating any surveys, the costs of any environmental surveys and studies, the cost of all Maryland transfer, recording and recordation taxes and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the purchaser of similar property. Seller shall pay its attorneys' fees, and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the seller of similar property. In the event Buyer elects not to assume the Existing Loan, at Closing Buyer shall pay all costs associated with prepaying the Existing Loan in full. In such event, at Closing Seller shall pay the outstanding principal balance of the Existing Loan (including interest and late fees accrued thereon but excluding any costs associated with paying the Existing Loan prior to the maturity date of such Loan) as such amount is measured on the Closing Date.

6. EXISTING LOAN.

Buyer may purchase the Property subject to the Existing Loan but is not obligated to do so. Buyer shall advise Seller on or before the expiration of the Due Diligence Period whether it elects to assume the Existing Loan. If Buyer elects to assume the Existing Loan, then Buyer shall take any and all actions to diligently pursue and promptly obtain Existing Lender's written approval with respect to Buyer's assumption of the Existing Loan at Buyer's sole cost and expense in accordance with the terms of the Loan Documents. Buyer agrees to keep Seller informed of the status of the Loan assumption approval at regular intervals or at Seller's request.

7. PERMITTED EXCEPTIONS. The Property at Closing shall be subject only to the following (the "Permitted Exceptions"):

(a) the Existing Loan (if Buyer has elected so to assume);

(b) the lien of real estate taxes not yet due and payable;

(c) the Leases;

(d) the Service Contracts;

(e) easements, rights-of-way, covenants, restrictions and other matters of record as of the date hereof not objected to by Buyer prior to the expiration of the Due Diligence Period;

(f) such other agreements and matters as may be agreed to in writing by Buyer and Seller.

8. OBLIGATIONS AND COVENANTS OF THE SELLER.

(a) From the Effective Date to the Closing, Seller shall:

(1) Maintain, manage and operate the Property in substantially the same condition and manner as such Property is now maintained, managed and operated;

(2) Maintain the Existing Loan in full force and effect;

(3) Subject to applicable lender requirements, if any, terminate all management agreements pertaining to the Property, effective as of the completion of the Closing;

(4) Promptly deliver to Buyer a copy of any notice of any violation (or alleged violation) of any law, ordinance, order, requirement or regulation of any Federal, state, county, municipal or other governmental department, agency or authority relating to the Property.

(5) Provide Buyer with a copy of any notice, citation, complaint or other directive from any person, entity or governmental authority whereby material noncompliance with any Environmental Law is alleged;

(6) Deliver notice to Buyer of all actions, suits, claims and other proceedings affecting the Property, or the use, possession or occupancy thereof;

(7) Deliver notice to Buyer of any actual or threatened condemnation of the Property, or any portion thereof;

(8) Reasonably cooperate with Buyer (but without obligation to incur expenses in connection therewith) in connection with (i) the consummation of the transaction contemplated by this Agreement, (ii) the preparation of the Closing documents and apportionments hereunder; (iii) the execution and delivery of any documents required in connection with amending and restating the Existing Loan Documents;

(b) From the date of this Agreement to the Closing, Seller shall not:

(1) Except with the consent or in conjunction with Buyer, modify, amend, renew, extend, terminate or otherwise alter the terms of the Existing Loan or the Existing Loan Documents, provided such restrictions on Seller shall not be applicable if Buyer has elected not to assume the Existing Loan;

(2) Sell, mortgage, pledge, hypothecate or otherwise transfer or dispose of all or any part of the Property, or the Personal Property, or any interest therein, except in the case of the sale or other disposition of items of Personal Property to be replaced hereunder;

(3) Initiate, consent to, approve or otherwise take any action with respect to the zoning, or any other governmental rule or regulation, presently applicable to all or any part of the Property.

9. REPRESENTATIONS AND WARRANTIES OF THE SELLER.

(a) Seller hereby makes the representations and warranties to Buyer which are set forth below, as of the Effective Date and as of the Closing Date:

(1) To Seller's knowledge, the Existing Loan is in full force and effect with no uncured Events of Default. Seller has received no notice from the Existing Lender with respect to a default under the Existing Loan that Seller has not cured prior to the date hereof.

(2) The Existing Loan Documents that have been delivered to Buyer are true, complete, and accurate in all material respects.

(3) Owings Seller is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Maryland and Prescott Seller is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Maryland.

(4) Each Seller has full power and authority to enter into, and to perform fully and comply with the terms of this Agreement and to own, lease and operate its respective Property and to carry on its business as it is now being conducted. No consents, approvals, or other authorizations are required by other entities, trusts, organizations or other individuals in order to validly effectuate the transactions contemplated in this Agreement, except the consent of the Existing Lender and such necessary consents as will be entered into by the partners of Seller at the Closing;

(5) The Rent Roll for each Property is in all material ways true, complete and accurate as of the date set forth therein. The Rent Roll includes each tenant's name, a description of the dwelling unit leased by such tenant, the amount of rent due monthly from such tenant, the amount of the security deposit, if any, paid by such tenant (collectively, the "Security Deposits"), and the expiration date of the term of such Lease.

(6) To Seller's knowledge with respect to the Property owned by such Seller and except for lead paint, if any, asbestos, if any and except for Hazardous Materials customarily used in the operation and management of residential rental communities which are in quantities not violative of applicable laws, or as otherwise identified in that that certain Phase One Environmental Report dated April 6, 2000 and prepared by Building Diagnostics, Ltd. with respect to the Owings Chase Property and that certain Phase One Environmental Report dated June 15, 2000 and prepared by Building Diagnostics, Ltd. with respect to the Prescott Square Property, and any written updates thereto prepared for the benefit of Seller and delivered to Buyer (the "Phase One") there are no Hazardous Materials on, in or under the Property.

(7) Except as disclosed to Buyer in writing on Schedule 9(a)(7) attached hereto and made a part hereto, Seller has not received any written notice of any pending action or proceeding against Seller, or the Property, by or before any court or governmental department, commission, board, agency or instrumentality.

(8) Subject to the consent of the Existing Lender, this Agreement is valid and enforceable against Seller in accordance with its terms, and each instrument to be executed by Seller pursuant to this Agreement, or in connection herewith, will, when executed and delivered, be valid and enforceable against Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy and other laws affecting creditors' rights generally, and subject to the consent of Existing Lender.

(9) To Seller's knowledge and except as set forth on tax bills for the Property, there are no special or other assessments for public improvements or otherwise now affecting the Property, nor is Seller on notice of (i) any pending or threatened special assessments affecting the Property, or (ii) any contemplated improvements affecting the Property that may result in a special assessment against the Property.

(10) No written notice has been received by Seller from any insurer, or from Existing Lender, with respect to any defect which materially and adversely affects the Property, or the use or operation thereof, which remains uncured or uncorrected.

(11) To the best of Seller's knowledge and to the extent available, Seller has delivered to Buyer copies of all required certificates of occupancy for the Property and for separately demised spaces at the Property, and all other licenses, permits, authorizations and approvals (collectively, "Licenses and Permits") necessary for the ownership, occupancy and operation of the Property; that such Licenses and Permits have been validly issued and are in good standing and shall remain so at Closing, and all charges and fees for such Licenses and Permits have been paid in full.

(12) Seller has no knowledge of any Federal, state, county or municipal plan to change the highway or road system in the vicinity of the Property, or to restrict or change access from any such highway or road to the Property, or of any pending or threatened condemnation or eminent domain proceedings relating to or affecting the Property.

(13) Seller has not (i) made a general assignment for the benefit of its creditors; (ii) admitted in writing its inability to pay their debts as they mature; (iii) had an attachment, execution or other judicial seizure of any property interest which remains in effect; or (iv) become generally unable to meet their financial obligations as they mature.

(14) To Seller's knowledge, no other person or entity, including without limitation any tenants of the Property, have any right of first refusal, option or other right to acquire the Property or any portion thereof.

(b) Buyer acknowledges that, other than as specifically set forth below in this Section 9, (i) Buyer has entered into this Agreement with the intention of making and relying upon its own investigation of the physical, environmental, economic and legal condition of the Property and waives any rights with respect to any representations or disclosures that Seller is not making in this Agreement, and (ii) Seller is not making, has not at any time made and shall have no obligation to make any representation or warranty of any kind or nature, either oral or written, directly or indirectly, expressed, implied, statutory or otherwise, with respect to the Property, including, without limitation, representations or warranties as to habitability, merchantability, fitness for a particular purpose, title, zoning, tax consequences, latent or patent physical or environmental condition, health or safety matters, utilities, operating history or projections, valuation, projections, the applicability of any laws, rules or regulations or compliance therewith.

(c) Based upon Buyer's familiarity with the Property, Buyer's due diligence relating to the Property and Buyer's experience and knowledge as to the market in which the Property is situated and as to investment in and operation of real estate in the nature of the Property and commercial real estate in general, Buyer shall purchase the Property on the Closing Date in its "AS IS, WHERE IS AND WITH ALL FAULTS" condition, without any representation or warranty whatsoever, as aforesaid, except as set forth in this Section 9, and Buyer fully assumes the risk that adverse latent or patent physical, structural, environmental, economic or legal conditions may not have been revealed by Buyer's investigations

10. SURVIVAL OF REPRESENTATIONS

All of the representations and warranties of Seller set forth in this Agreement, including, without limitation, the following indemnities, shall survive the Closing for a period of one (1) year following Closing (the "Survival Period"), and shall not be deemed to have merged in any document delivered at the Closing. Any claim for breach of any representation or warranty of Seller shall be brought, if at all, within one (1) year from the date within the Survival Period on which Buyer has actual notice of a breach of the relevant representation or warranty or thereafter be barred, except as otherwise set forth in Section 10(b) below.

11. REPRESENTATIONS AND WARRANTIES OF BUYER.

(a) Buyer represents and warrants that each of the following is true, complete and accurate as of the Effective Date, and will be true, complete and accurate as of the Closing:

(1) Buyer, or its permitted assignee, is duly organized, validly existing and in good standing under the laws of Delaware or under the laws of the jurisdiction in which its permitted assignee may be established and has all the requisite power and authority to enter into and carry out and perform this Agreement, according to its terms, and to own and manage the Property after Closing.

(2) Neither the execution and delivery of this Agreement, nor the performance of this Agreement by Buyer, nor the execution, delivery and performance of all other agreements contemplated by this Agreement, will conflict with, or result in any breach of, any contract, agreement, law, rule or regulation to which Buyer is a party, or by which Buyer is bound.

(3) This Agreement has been duly authorized, executed and delivered, and constitutes a legal and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy and other laws affecting creditors rights generally.

(4) If Buyer elects to assume the Existing Loan, Buyer agrees to diligently, and using commercially reasonable efforts, promptly pursue all steps necessary to obtain the approval of the Existing Lender of Buyer's assumption of the Existing Loan.

(b) All of the representations and warranties of Buyer, set forth in this Agreement, including, without limitation, the following indemnity, shall survive the Closing for a period of one (1) year following the Closing, and shall not be deemed to have merged in any document delivered at the Closing.

12. CONDITIONS TO THE OBLIGATIONS OF BUYER.

(a) Without limiting any of the rights of Buyer elsewhere set forth in this Agreement, it is agreed that the obligations of Buyer under this Agreement shall be subject to the satisfaction of the conditions set forth following ("Buyer's Conditions"):

(1) Seller shall hold good and clear record and marketable fee simple title to the Property free and clear of any and all tenancies and other occupancies, liens, encumbrances, conditions, easements, assessments, restrictions and other conditions, except the Permitted Exceptions.

(2) All of Seller's representations and warranties set forth in Section 9(a) remain true and correct in all material respects.

(3) If Buyer elects to assume the Existing Loan, as of the Closing Date, the Existing Loan shall be in full force and effect, with no uncured Events of Default or right to accelerate occurring thereunder.

(4) If Buyer elects to assume the Existing Loan, as of the Closing Date, all necessary approvals have been obtained from Existing Lender and any other unaffiliated third party to effectuate Buyer's assumption of the Existing Loan

(b) Each of Buyer's Conditions is for the benefit of Buyer, and, accordingly, any such condition may be waived by Buyer at any time.

(c) If any Buyer's Conditions shall not have been fulfilled or otherwise satisfied or waived by Buyer, Buyer shall have the right to terminate this Agreement by written notice to Seller, in which event the Deposit shall be returned to Buyer, and this Agreement shall, thereafter, be deemed to be null, void and of no further force or effect, and neither party shall have any further rights or obligations under this Agreement, subject to the provisions of Section 20 of this Agreement.

13. CONDITIONS TO THE OBLIGATIONS OF SELLER.

(a) Without limiting any of the rights of Seller elsewhere set forth in this Agreement, it is agreed that the obligations of Seller under this Agreement shall be subject to the satisfaction of the conditions set forth following (the "Seller's Conditions"):

(1) Existing Lender shall have agreed in writing to fully release Seller, David M. Rosenberg, and Mitchell B. Robbins from all liabilities and guarantees of Seller and/or David M. Rosenberg and/or Mitchell B. Robbins with respect to obligations arising after the Closing Date with respect to the Existing Loan.

(2) The fulfillment by Buyer of such other conditions to Closing as are set forth in this Agreement.

(b) Each of Seller's Conditions is for the benefit of Seller, and, accordingly, any such condition may be waived by Seller at any time.

(c) If any of Seller's Conditions shall not have been fulfilled by Buyer, or otherwise satisfied or waived by Seller, Seller shall have the right to terminate this Agreement with respect to the Property by written notice to Buyer, in which event the Deposit shall be returned to Buyer, and this Agreement shall, thereafter, be deemed to be null, void and of no further force or effect, but subject to the provisions of Section 20 of this Agreement.

14. DUE DILIGENCE PERIOD.

(a) Subject to the rights of existing tenants at the Property, Buyer shall be entitled to a period of time commencing on the Effective Date and ending thirty (30) business days thereafter (the "Due Diligence Period") within which to cause one or more surveyors, attorneys, engineers, auditors, architects, and/or other experts of its choice to undertake the following with respect to each Property:

(1) To inspect any document related to the Property, including, without limitation, all Leases and related documents, documents pertaining to the Existing Loan, working drawings, plans and specifications, surveys, appraisals, engineer's reports, environmental reports, insurance policies, service contracts, real estate tax receipts and annual and monthly operating statements,

(2) To inspect, examine, survey, appraise and obtain engineering inspection and environmental reports with respect to the Property, documents pertaining to the Existing Loan or to the Property, and otherwise to do all that, which, in the opinion of Buyer is necessary to determine the condition and value of the Property for the uses intended by Buyer, provided, however, that Buyer shall not conduct any environmental study of any Property beyond a Phase 1 level or any other physically invasive tests without the consent of Seller. The information referenced in these subparagraphs (1) and (2) and on Schedule 14(a) attached hereto and incorporated herein is referred to herein as the "Due Diligence Information". Prior to the date hereof, Seller has delivered copies of the Due Diligence Information to Buyer to the extent in Seller's possession and control or made such information available to Buyer at the Property.

(b) If Buyer does not notify Seller in writing prior to the expiration of the Due Diligence Period of Buyer's decision to proceed to with the acquisition, then at the expiration of the Due Diligence Period, this Agreement shall terminate. In the event of such termination, this Agreement shall be null, void and of no further force and effect and Buyer shall be entitled to the immediate return of the Initial Deposit. If not so terminated by Buyer, this Agreement shall continue in full force and effect according to its terms. Buyer shall be responsible for payment of all of the costs of its due diligence activities, including, without limitation, all engineering and environmental reports, and all financial and Lease audits.

(c) Buyer shall indemnify and hold Seller harmless from and against any and all loss, claims, damage and expense arising out of entry by Buyer and its agents onto the Property and any testing performed thereon. Buyer shall repair any damage which it may cause as a result of any such entry and testing; provided, however, in no event shall Buyer be responsible or liable for any amounts solely by the discovery of Property conditions. Buyer shall cause its entry, inspections and testing (if any) to be conducted in a manner so as to minimize disruption to tenants at the Property.

15. TITLE.

(a) Buyer shall cause to be prepared at its expense and on its behalf a title insurance commitment (the "Title Insurance Commitment") and an "as built" ALTA survey of the Land and Improvements (the "Survey"). Buyer shall review the Title Insurance Commitment and the Survey during the Due Diligence Period. Seller shall cooperate with Buyer in curing any objections Buyer may have to the condition of title; provided, however except as hereinafter set forth, Seller shall have no obligation to incur any costs in accomplishing such cures.

(b) Notwithstanding the foregoing, with respect to voluntary liens securing payment of an ascertainable amount, except for the Existing Loan if assumed by Buyer and including the Existing Loan if not so assumed (the "Liens"), Seller shall remove or cure same by payment of funds from Closing. Seller shall remove all of those encumbrances or exceptions to title which are created by, through or under Seller after the date of the Title Insurance Commitment and which are not consented to by Buyer under the terms hereof (the "Additional Encumbrances").

(c) If Seller does not remove or cure the Liens or remove the Additional Encumbrances prior to Closing, Buyer will have the option as its sole and exclusive remedy to (i) terminate this Agreement and receive a refund of the Deposit in accordance with the terms of this Agreement or (ii) proceed to close without any reduction in the Purchase Price. If Buyer elects the latter, any uncured or remaining Liens or Additional Encumbrances shall be deemed Permitted Encumbrances.

16. CLOSING. Closing on the purchase and sale of the Property (the "Closing") shall take place on the later of (i) five (5) business days after the date the Existing Lender approves Buyer's assumption of the Existing Loan (if Buyer elects to assume) and (ii) the first weekday following thirty (30) days from the expiration of the Due Diligence Period (the "Closing Date"), provided that in no event shall the Closing occur after November 1, 2004 (the "Outside Closing Date"). The Buyer has the right to extend the Closing Date for an additional thirty (30) days from the date the Existing Lender approves the Buyer's assumption of the Existing Loan provided (a) the Buyer gives Seller written notice no later than two (2) business days after the date the Buyer receives such approval, (b) the Buyer funds the Extension Deposit in accordance with Section 4(a)(2), and (c) the Closing Date is not extended to a date that is later than the Outside Closing Date. The Closing shall be held at Seller's office, at such time, or at such other place, as may be mutually agreed upon by the parties. Notwithstanding anything to the contrary expressed or implied herein, in the event that the Existing Lender is unable or unwilling to permit Buyer's assumption of the Existing Loan (if Buyer elects to assume) by the Outside Closing Date and Seller is unwilling to further extend the Outside Closing Date, then this Agreement shall be terminated, become null and void, and Buyer shall be entitled to the immediate return of the Deposit and, if previously made, the Extension Deposit.

17. CLOSING DOCUMENTS.

(a) At or prior to the Closing, Seller shall deliver to Buyer the following:

(1) Any and all affidavits, certificates or other documents reasonably and customarily required by the title company in order to cause it to issue the title policy regarding the Property in the form and condition required by this Agreement;

(2) An update of the Rent Rolls pertaining to the Owings Chase Property and the Prescott Square Property, respectively, dated as of (or as close as reasonably practicable to) the Closing Date, and represented and certified by Seller to be true, accurate, complete and correct in all material respects;

(3) To the extent in the possession of Seller, the Leases and the Service Contracts, unless such materials are to remain at the rental office in which case they need not be brought to Closing;

(4) All keys to the Property in the possession of Seller, which shall remain at the rental office and need not be brought to Closing;

(5) Good and sufficient Special Warranty Deeds for the Owings Chase Property and the Prescott Square Property running to Buyer (in form and substance satisfactory to the Title Company and Buyer) conveying good and clear record and marketable title to the Property to Buyer;

(6) An assignment and assumption of Leases, Security Deposits and Service Contracts for each of the Owings Chase Property and the Prescott Square Property (the "Assignment");

(7) Bills of sale with respect to the Personal Property at each of the Owings Chase Property and the Prescott Square Property;

(8) Such additional documentation as the title company may reasonably deem necessary or desirable in order to effectuate the transaction contemplated by this Agreement, including without limitation documents necessary to release Seller from the obligations of the Existing Loan and to effectuate Buyer's assumption of the Existing Loan; and

(9) A termination of the present property management agreements between Seller and Sawyer Property Management of Maryland, LLC.

(10) Executed letters notifying tenants of the change in ownership in the form attached hereto as Exhibit E and made a part hereof.

(b) At the Closing, Buyer shall deliver to Seller the following, each of which shall be in form and substance satisfactory to Seller:

(1) A receipt for the Security Deposits;

(2) Executed counterparts of the Assignments;

(3) Such additional documentation as Seller may reasonably deem necessary to effectuate the transaction set forth in this Agreement, including without limitation documents necessary to release Seller from the obligations of the Existing Loan and to effectuate Buyer's assumption of the Existing Loan.

18. ADJUSTMENTS.

(a) The following items shall be adjusted between Buyer and Seller as of the Closing Date (it being understood that Buyer shall have the benefit of monies received and expenses incurred on the date of Closing) and shall be paid in cash at Closing:

(1) Interest on the Existing Loan, if applicable;

(2) Real estate and personal property taxes,

(3) Rents under the Leases for the relevant month, as and when collected;

(4) Coin operated laundry concession income;

(5) Charges for water, sewer, electricity, fuel, gas, telephone and other utilities, which are not metered or otherwise charged directly to tenants under the Leases; provided that if the consumption of any such utilities is measured by meters, at Closing Seller shall furnish a current reading of each meter, and provided, further, that if there is not a meter, or if the meter(s) cannot be read by the relevant utility prior to the Closing, the charges therefore shall be adjusted at the Closing on the basis of the charges for the prior period for which bills were issued, and shall be further adjusted when the bills for the period including the Closing Date are issued. Notwithstanding the foregoing, sewer charges shall be adjusted as of the Closing Date on the basis of the amount shown on the Baltimore County tax and sewer bill for the Levy Period beginning on July 1, 2004 and ending on July 1, 2005;

(6) Amounts paid or payable under the Service Contracts to be assigned to and assumed by Buyer;

(7) Fees paid for assignable current Licenses;

(8) Such amounts owed by Buyer or Seller under the terms of this Agreement but not yet paid as of the time of closing;

(9) Such other amounts as are customarily adjusted between parties to similar transactions in the local jurisdiction.

(b) Buyer shall give Seller a credit at the Closing for (i) the amount of funds remaining in any reserve accounts (including without limitation replacement reserve accounts, repair reserve accounts, tax escrow and insurance escrow accounts) held in escrow accounts by the Existing Lender with respect to the Existing Loan, the amount of which reserve account funds shall be calculated as of the Closing Date; provided such accounts shall be subject to proration to the extent they contain monies for obligations which accrued prior to the date of Closing.

(c) Buyer shall receive a credit at closing in the amount of the principal balance of the Existing Loan, plus any interest accrued and other fees and charges measured as of the Closing Date.

(d) At the Closing, Seller shall deliver to Buyer a schedule of all such past due, but uncollected rents owed by tenants. Rents which are due and payable to Seller by any tenant but uncollected as of the Closing Date shall not be adjusted at the Closing. All rents collected by Seller after the Closing Date shall be applied first to any due but unpaid rentals accruing subsequent to the Closing Date, and then to any rents past due for the calendar month in which the Closing Date occurs (subject to adjustment), and then to any rents due and unpaid prior to the Closing Date. All rent collected after Closing for any period prior to the Closing shall belong to Seller, and if paid to Buyer, Buyer shall promptly send such rent to Seller less all reasonable expenses incurred by Buyer, if any, in regard to the collection thereof. All rents collected by Seller, prior to Closing, for rental period(s) subsequent to the Closing shall be paid by Seller to Buyer at the Closing or deducted as an adjustment at Closing. All rents collected by Buyer or Seller for rental periods after the Closing shall belong to Buyer, and if delivered to Seller, Seller shall promptly send such rent to Buyer. Buyer's duty to forward payments of rent to Seller under the terms of this subparagraph (c) shall terminate for all payments received by Buyer more than six (6) months after the Closing.

(e) Any adjustment estimated at the Closing shall be finally adjusted as soon as practicable after the Closing. Any error in the calculation of apportionments shall be corrected subsequent to the Closing with appropriate credits to be given based upon corrected adjustments; provided, however, that all adjustments (except as to errors caused by misrepresentation) shall be deemed final upon the expiration of one hundred twenty (120) days after the Closing Date.

(f) In lieu of Seller delivering Security Deposit accounts, there shall be an adjustment at Closing of an amount equal to the aggregate amount of the Security Deposits (with interest) shown on the updated Rent Roll, which amount shall be set aside by Buyer at Closing into a segregated account for security deposits in accordance with Maryland law; provided, however, if the amounts in the Security Deposit accounts are inconsistent with the amounts stated in the Leases, (including any Leases which were terminated or expired prior to Closing and for which no reconciliation of the Security Deposit has yet occurred with the tenant), the adjustment shall be for the amount stated in the Leases plus any interest which accrued, or should have accrued, thereon.

19. DAMAGE OR CONDEMNATION PRIOR TO THE CLOSING.

(a) Damage. If, at any time after the Effective Date and on or before the Closing Date, all or any portion of the Property is damaged, destroyed or rendered inoperative (collectively, the "Damage"), by fire, flood, natural elements or other causes, if such Damage is reasonably anticipated to exceed Twenty-Five Thousand and No/100 Dollars ($25,000.00) Seller shall promptly notify Buyer of such Damage and then the following shall apply:

(1) If the Damage is not Material (hereinafter defined), Seller may elect to repair the Property to substantially the same or better condition than existed prior to the Damage, subject to the reasonable approval of Buyer. If Seller does not elect to repair the Damage to the Property, Buyer shall close the purchase of the Property in its diminished condition on the Closing Date and receive a credit against the Purchase Price in the amount of any deductible, and take an assignment of the insurance proceeds, in which event Seller shall assign such insurance proceeds to the Buyer, remit to Buyer any insurance proceeds received by Seller and shall permit Buyer to conduct any remaining settlement or other negotiations with the insurer as to the amount of proceeds payable on account of the Damage.

(2) If the Damage is Material, then Buyer, at its sole option, may elect either (i) to terminate this Agreement by written notice to Seller given at or prior to the Closing, whereupon the Escrow Agent shall immediately return the Earnest Money to Buyer and, upon Buyer's receipt thereof, neither party hereto shall have any further rights against, or obligations to, the other under this Agreement; or (ii) to agree to close the purchase of the Property in its diminished condition on the Closing Date and to receive a credit against the Purchase Price in the amount of any deductible, and take an assignment of the insurance proceeds, in which event Seller shall assign such insurance proceeds to the Buyer, remit to Buyer any insurance proceeds received by Seller and shall permit Buyer to conduct any remaining settlement or other negotiations with the insurer as to the amount of proceeds payable on account of the Damage.

(3) For the purposes of this Section 19, Damage shall be deemed to be "Material" if the cost of repairing the Damage equals or exceeds Two Hundred Fifty Thousand Dollars ($250,000.00). The cost of repairing the Damage shall be determined in the following manner: Within ten (10) days after the Damage occurs if in the reasonable estimation of Seller such Damage equals or exceeds One Hundred Twenty-Five Thousand Dollars ($125,000), each party shall designate an engineering firm to act on its behalf, and the firms designated shall promptly consult with each other in an attempt to mutually agree upon the cost of repairing the Damage. If the firms cannot agree on the cost within the 10-day period after they have both been designated, they shall, within five days after such 10-day period, designate a third engineering firm, which shall be instructed to determine the cost of repairing the Damage within 10 days after its designation. The cost of repairing the Damage as determined by the third engineering firm shall be conclusive.

(b) Condemnation. If, prior to the Closing Date, all or any portion of the Property is taken by, or made subject to, or is threatened with, condemnation, eminent domain or other governmental acquisition proceedings, Seller shall provide Buyer with prompt written notice thereof, and if in Buyer's reasonable judgment such taking would permanently and materially impair the current use, operation, occupancy or income from the Property, then Buyer, at its sole option, may elect either:

(1) To terminate this Agreement by written notice to Seller given at or prior to the Closing, whereupon the Escrow Agent shall immediately return the Earnest Money to Buyer and, upon Buyer's receipt thereof, neither party hereto shall have any further rights against, or obligations to, the other under this Agreement; or

(2) To agree to close and deduct from the Purchase Price an amount equal to any sum paid to Seller for such governmental acquisition, in which event Seller shall pay to Buyer any amounts received by Seller and assign, transfer and set over to Buyer all of Seller's right, title and interest in and to any awards which may in the future be made on account of such governmental acquisition.

If, prior to the Closing Date, all or any portion of the Property is taken by, or made subject to, condemnation, eminent domain or other governmental acquisition proceedings, and such taking would not permanently and materially impair the current use of the Property, then Buyer shall not have the option of terminating this Agreement and, at Closing, Buyer shall deduct from the Purchase Price an amount equal to any sum paid to Seller for such governmental acquisition, and Seller shall assign, transfer and set over to Buyer all of Seller's right, title and interest in and to any awards which may in the future be made on account of such governmental acquisition, which awards were not previously deducted from the Purchase Price or otherwise credited to Buyer. In the event the Buyer does not, or is not entitled to, terminate this Agreement by virtue of such proceedings, the Buyer shall be entitled to conduct any remaining negotiations with the condemning authority as to the amount of the award payable on account of such proceedings.

20. BROKER'S COMMISSION. Seller and Buyer each warrant and represent to the other that it has not used the services of any broker, agent or finder, other than Commercial Real Estate Investments, LLC (the "Broker") who would be entitled to a commission on account of this Agreement or the consummation of the transactions contemplated hereby and each party agrees to defend, indemnify and save the other harmless from any commission or fee which may be payable to any broker, agent or finder with whom the indemnifying party has dealt in connection with this Agreement. However, Buyer hereby represents and warrants that it has not signed any listing agreement or other agreement with respect to commissions owed to by Ideal Realty Group ("IRG") at the time IRG was representing Seller and that the only agreement entered into by and between Buyer and IRG was a confidentiality agreement required by IRG before disseminating property information to Seller. Seller agrees that any commissions owed to IRG are its sole responsibility. Seller and Buyer each agrees to defend, indemnify and save the other harmless from any commission or fee which may be payable to any broker, agent or finder with whom the indemnifying party has dealt in connection with this Agreement. At Closing, Seller shall pay all commissions earned by the Broker and/or IRG. The provisions of this Section shall survive Closing and any termination of this Agreement.

21. DEFAULTS AND REMEDIES.

(a) Seller Default. In the event Seller defaults in any of the terms, provision, agreements or covenants to be performed by Seller pursuant to this Agreement, and fails to cure such default within five (5) days following written notice to Seller from Buyer, Buyer shall have the right to elect one of the following options as its sole and exclusive remedy hereunder:

(i) Buyer may waive any Seller default and proceed to Closing, in which event Seller shall perform to the extent it is able to do so. Buyer may sue for specific performance to require Seller's performance in accordance with this Agreement or may sue for damages if specific performance is not legally available because of actions of Seller; or

(ii) If Buyer is unwilling to waive an uncured Seller default, Buyer may terminate this Agreement by written notice to Seller, in which event all the Deposits hereunder shall be promptly refunded to Buyer and thereupon this Agreement shall terminate and be of no further force or effect.

Buyer agrees that recourse for any liability of Seller under this Agreement or any document or instrument delivered simultaneously or in connection with or pursuant to this Agreement shall be limited (a) solely to the Property, if Closing has not occurred, and (b) following the Closing, to the extent of the Purchase Price allocated and distributed to Seller. Subject to applicable principles of fraudulent conveyance, in no event shall Buyer seek satisfaction for any obligation from any partners, members, managers, shareholders, officers, directors, employees, agents, legal representatives, successors or assigns of Seller, nor shall any of the foregoing have any personal liability for any such obligations of Seller.

(b) Default by Buyer. In the event Buyer defaults in any of the terms, provision, agreements or covenants to be performed by Buyer pursuant to this Agreement, and fails to cure such default within five (5) days following written notice to Buyer from Seller, Seller may terminate this Agreement and the Deposits shall be forfeited by Buyer and retained by Seller as fixed, agreed and liquidated damages.

In that regard, Seller acknowledges and agrees that:

(i) the Deposits are a reasonable estimate of, and bear a reasonable relationship to, the damages suffered and costs incurred by Seller as a result of entering into this Agreement;

(ii) the actual damages suffered and costs incurred by Seller as a result of such failure of Buyer to close under this Agreement would be extremely difficult and impractical to determine;

(iii) Buyer seeks to limit its liability under this Agreement to the amount of the Deposits in the event this Agreement is terminated and the transaction contemplated by this Agreement does not close due to a default of Buyer under this Agreement;

(iv) the Deposits shall be and constitute valid liquidated damages.

22. RISK OF LOSS. Until the Closing, the risk of loss or damage to all or any part of the Property, from fire or other casualty, or from condemnation, shall be borne by Seller, subject to the terms of this Agreement.

23. NOTICES. Any notice required or permitted to be delivered under this Agreement shall be in writing and shall be deemed given (i) on the date of receipt, in the case of delivery by courier service or personal delivery, (ii) three (3) business days after being sent by the United States Postal Service, postage prepaid, certified or registered mail, return receipt requested, (iii) the next business day if sent by a reputable national overnight express mail service or (iv) when sent if sent by facsimile during business hours but only if a written confirmation or transmittal report indicating that such facsimile was successfully sent has been received by the sender. Notices to Buyer and Seller shall be delivered as follows:

If to Buyer: c/o American Housing Properties, L.P.

222 Smallwood Village Center

St. Charles, MD 20602

Attn: Ed Kelly or Paul Resnik

Facsimile: 301-870-9788

with a copy to: Keith W. McGlamery, Esq.

Ballard Spahr Andrews & Ingersoll, LLP

601 13th Street, N.W., Suite 1000 South

Washington, DC 20005

Facsimile: 202-626-9028

If to Seller: c/o Sawyer Realty Holdings, LLC

75 Second Avenue, Suite 200

Needham, MA 02494

Attn: David Rosenberg

Facsimile: 781-449-6573

with a copy to: Richard D. Gass, Esq.

Dionne & Gass

73 Tremont Street

Boston, MA 02108

Facsimile: 617-723-4151

24. ASSIGNMENT. Buyer shall not assign its interest in this Agreement except in accordance with the provisions of this Section 24. Buyer may assign its interest in this Agreement only to an entity that is wholly owned or wholly controlled by Buyer, provided, however, that such an assignment shall not be construed as a waiver or release of Buyer from any and all liability for the performance of all covenants and obligations to be performed by Buyer under this Agreement.

25. GOVERNING LAW. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Maryland applicable to contracts made and to be performed wholly within the State of Maryland without giving effect to the conflicts-of-laws principles thereof.

26. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the various documents referred to herein contains, or incorporates, all of the terms agreed upon between the parties with respect to the subject matter, and supersedes any and all prior written or oral understandings. This Agreement may not be modified or amended except in, and by, a written instrument executed by the parties hereto.

27. WAIVER. No waiver by either party of any failure or refusal of the other party to comply with any of the obligations of such party hereunder shall be deemed a waiver of any other or subsequent failure or refusal so to comply.

28. ARTICLE HEADINGS. The headings of the various sections of this Agreement have been inserted only for purposes of convenience, and are not part of this Agreement, and shall not be deemed in any manner to modify, explain, qualify or restrict any of the provisions of this Agreement.

29. MISCELLANEOUS. Any provision in this Agreement referring to the disbursement or return of the Deposit shall include the Extension Deposit if same has been paid. This Agreement may be executed in counterparts and by facsimile signatures.

[SIGNATURE PAGES FOLLOW.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Buyer and Seller have executed this Purchase and Sale Agreement as at the Effective Date.

SELLER

OWINGS CHASE ASSOCIATES
LIMITED PARTNERSHIP

By:	Owings Chase Corp., its General
Partner

	By:	/s/ David M. Rosenberg
David M. Rosenberg, President

PRESCOTT SQUARE ASSOCIATES
LIMITED PARTNERSHIP

By:	Prescott Square Associates Corp., its
General Partner

	By:	/s/ David M. Rosenberg
David M. Rosenberg, President

BUYER

AMERICAN HOUSING PROPERTIES, L.P.

By:	/s/ Paul Resnik
Paul Resnik, Vice President

SCHEDULE 14(a)

DUE DILIGENCE CHECKLIST

REVIEW SELLER-PROVIDED DOCUMENTS

  Property

    Survey, plat, site plan (as-built survey)

    Construction drawings/Unit layouts

    Certificates of occupancy/Building Permit

    Licenses/Other Permits

    Engineering reports

    Environmental reports (lead-based paint, asbestos & mold)

    Unexpired warranties

    Personal property list

    Building photos

    Legal description

  Operations

    Operating statements (3-yr history) Certified + YTD + Operating budget

    Real estate tax bills (3-yr history) & Current

    Tax appeal work product

    Utility bills (1-yr history)

    Schedule of security deposits for any utilities

    Service contracts (laundry, etc.)

    List of employees, job descriptions, salaries used in connection with property operations

    Physical & Economic Vacancy History (3 years)

    Regulatory Agreement(s)

    Capital Additions (appliances, carpet, cabinets, roofing, etc. for last 3 years)

  Tenants

    Current Rent Roll showing lease expirations and verification of collections

    Leases

    Schedule of tenant security deposits held by Seller

    Delinquency report (aged A/R)

  Legal/Other

    Seller's title policy and Schedule B title exception documents

    Zoning regulations

    Variances

    List of insurance claims & copy of insurance policy/binder

    List of lawsuits

    Business licenses

    Personal property list (not covered under Mortgage)

Exhibit A

(Legal Description)

Owings Chase

BEGINNING for the same on the southeast side of Old Court Road a public road, 60 feet wide, at the point designated "146" as shown on the Plat of "Scotts Level Apartments" recorded among the Land Records of Baltimore County in Plat Book O.T.G. No. 33, page 14, running thence and binding on the southeast side of said Old Court five courses (1) north 72 degrees 11 minutes 30 seconds east 231.74 feet, (2) northeasterly by a curve to the right with a radius of 5970.00 feet the arc distance of 272.65 feet, the chord of said arc being north 73 degrees 30 minutes 00 seconds east 272.62 feet, (3) north 76 degrees 25 minutes 45 seconds east 100.72 feet, (4) northeasterly by a curve to the right with a radius of 5968.00 feet, the arc distance of 64.23 feet, the chord of said arc being north 76 degrees 05 minutes 00 seconds east, 64.23 feet and (5) north 76 degrees 23 minutes 30 seconds east 21.28 feet, thence binding on the southwest side of Scotts Level Road, a public road, as shown on said plat three courses (6) south 59 degrees 48 minutes 10 seconds east 27.59 feet, (7) southeasterly by a curve to the left with a radius of 385.00 feet the arc distance of 228.03 feet, the chord of said arc being south 36 degrees 02 minutes 16 seconds east 224.71 feet, (8) south 53 degrees 00 minutes 20 seconds east 550.57 feet, thence binding on the southeast and southwesterly outlines of the land as shown on said plat four courses (9) south 59 degrees 59 minutes 45 seconds west 828.47 feet, (10) north 40 degrees 46 minutes 35 seconds west 456.86 feet, (11) north 77 degrees 40 minutes 40 seconds east 90.00 feet and (12) north 40 degrees 46 minutes 35 seconds west 506.57 feet to the place of beginning. Containing 13.6842 acres of land or 596.085 square feet of land.

The above description covers 13.6842 acre parcel "Scotts Level Apartment" southwest corner of Old Court Road and Scotts Level Road, Baltimore County, Maryland.

Prepared by Kidde Consultants Inc., dated August 21, 1978.

Exhibit A

(Legal Description)

Prescott Square

Beginning on the north side of Old Court Road, at a point 45 feet north of Station 20 + 43.64 as laid out and shown on Maryland State Roads Commission Plat No. 47642, thence running with and binding on the right of way lines of said plat, and referring all courses of this description to the Grid Meridian of the Baltimore Metropolitan District, the three following courses and distances.

1.	North 81'49'00" West	174.62 feet to a point, thence
2.	North 08'29'44" East	65.73 feet to a point and thence
3.	North 68'07'45" East

19.23 feet to a point at the beginning of the second line of the first parcel of land described in a Confirmatory Deed between Harry Lynn and Maury Young and the Pikesville North Apartment Company dated February 24, 1975, and recorded among the Land Records of Baltimore County, Maryland, in Liber 5526 at Folio 941, thence running with and binding on the second through eighth lines of said deed, the seven following courses and distances.

4.	North 68'07'45" East	381.48 feet to a point, thence
5.	North 21'52'15" West	53.36 feet to a point, thence
6.	North 66'40'40" East	107.77 feet to a point, thence
7.	North 60'08'35" East	111.31 feet to an iron pipe found, thence
8.	South 23'28'45" East	71.59 feet to a point, thence
9.	North 68'07'45" East	143.74 feet to a point, and thence
10.	North 63'33'45" East	113.82 feet to a point on the ninth line of said Liber 5526 at Folio 941, thence running with an binding on a portion of said ninth line
11.	South 88'18'30"

61.81 feet to a point 34.18 feet measured reversely along said north line from the end thereof, thence running with and binding on the outline of the land conveyed by Pikesville North Apartment Company to the Mass Transit Administration of the Department of Transportation of the State of Maryland as recorded among the Land Records of Baltimore County, Maryland, in Liber 6943 at Folio 369

12.	South 37'38'36" East

122.11 feet to a point on the northern side of a highway widening as described in a Deed of Inquisition by Baltimore County, Maryland, vs. Pikesville North Apartment Company and David E. Belcher and Donald L. Bradfield, II, Successor Trustees, dated December 6, 1989, and recorded among the Land Records of Baltimore County, Maryland, in Liber 8409 at Folio 632, thence running with an binding on said northern line

13.	189.96 feet along

the arc of a curve to the right having a radius of 1,206.80 feet and a chord bearing and distance of South 50'32'34" West 189.76 feet to a point on the northern right of way line of Old Court Road, 70 feet wide as laid out and shown on Maryland State Roads Commission Plat No. 19628, thence running with and binding on said right of way line

14.	679.00 feet along	the arc of a curve to the right having a radius of 1,238.24 feet and a chord bearing and distance of South 72'05'30" West 670.53 feet to the point of beginning, containing 4.3051 acres of land.

Exhibit B

(Personal Property Inventory)

Exhibit C

(Rent Roll)

Exhibit D

(Service Contracts and Equipment Leases)

Exhibit E

(Tenant Notification Letter)